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                                                                   EXHIBIT 10.5

                              JOINT VENTURE AND

                          LIMITED LIABILITY COMPANY

                                  AGREEMENT


JOINT VENTURE AND LIMITED LIABILITY COMPANY AGREEMENT dated as of APRIL 8, 1997, by and between GameTech International, Inc., a Delaware corporation ("GTI"), and The Satellite Bingo Network (US) INC., a Delaware corporation ("TSBN") (each, a "Member" and, collectively, the "Members").

WHEREAS, GTI and TSBN wish to enter into a joint venture for the purpose of designing, managing, operating and marketing a satellite bingo game for use in bingo halls worldwide (except in Washington State and Canada); and

WHEREAS, GTI and TSBN desire to form and operate the joint venture as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. 18-101, et seg., as amended from time to time (the "Delaware Act").

NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following term shall have these meanings throughout this Agreement:

1.1      "ACCOUNTANT" shall have the meaning set forth in Section 7.5 hereof.

1.2 "CAPITAL ACCOUNT" shall have the meaning as set forth in Section 4.4 hereof.

1.3 "CLASS II GAMING" shall have such meaning as set forth in 2703(7) of the Indian Gaming Regulatory Act, as amended from time to time, including, without limitation, bingo.

1.4      "CODE" means the Internal Revenue Code of 1986, as amended.

1.5 "IMPROVEMENTS" shall have the meaning set forth in Section 3.4(c) hereof.

1.6 "JV" means TSBN, L.L.C., the limited liability company formed by the Members pursuant to Article 2 hereof.

1.7 "JV GAMES" means all bingo games developed and offered by the JV pursuant to this Agreement excluding the proposed satellite game for charity bingo halls in Washington State

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1.8      "MANAGEMENT COMMITTEE" shall have the meaning set forth in
          Section 5.1(a) hereof.

1.9      "MANAGER" shall have the meaning set forth in Section 5.5 hereof.

1.10 "BINGO HALLS" means bingo establishments (except in Washington State and Canada) operated anywhere in the world.

1.11 "NET DISTRIBUTIONS" shall have the meaning set forth in Section 4.6 hereof.

1.12     "NIGC" shall mean the National Indian Gaming Commission.

1.13 "PERCENTAGE INTERESTS" shall have the meaning set forth in Section 4.1 hereof.

1.14 "REIMBURSABLE EXPENSES" means actual and reasonable direct operating costs of GTI or TSBN (excluding indirect labor, corporate overhead and depreciation on assets) incurred in performing their respective responsibilities hereunder as supported by reasonable documentation.

1.15 "THIRD PARTY EXPENSES" means any amounts approved by the management Committee which are due to affiliated third parties and all amounts due to third parties unaffiliated with GTI or TSBN (e.g. bingo cards).

1.16 "TSBN LICENSE" shall have the meaning set forth in Section 3.4(a) hereof.

1.17 "TSBN OPERATING SYSTEM" means all proprietary and/or licensed technology, including, without limitation, all trademarks, service marks, trade names, copyrights, trade secrets, technical data and/or information and know how relating to the operation, maintenance, construction or delivery of the JV Games to Bingo Halls (via satellite transmission or other means), which is owned, operated and/or licensed by TSBN.

1.18 "GROSS RECEIPTS" means the total amounts collected from the sale of bingo cards before prizes, payments to bingo halls, and operating expenses.

1.19 "GROSS REVENUES" means gross receipts less prizes, before payment to bingo halls

1.20     "NET REVENUES" means gross revenues less payments to bingo halls.


ARTICLE 2
FORMATION OF THE JV

2.1 NAME AND ADDRESS. The name of the company is "TSBN L.L.C." (the "JV"). The address of the JV is 2209 W 1st Street, Tempe Arizona, 85281-7245.

2.2 REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the JV in the State of Delaware. The registered agent will be selected by the management committee.

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2.3      PURPOSES AND POWERS OF THE JV.  The purpose of the JV shall be to develop, operate, manage, market and sell satellite bingo based on the TSBN Operating System to Bingo Halls worldwide (excepting Washington State and Canada). The JV may also engage in other or additional businesses that are either a direct or indirect outgrowth of or are reasonably related to the foregoing purpose. In order to carry out its purpose, the JV shall have and may exercise all powers now or hereafter permitted to or conferred on limited liability companies by the Delaware Act and other laws of the State of Delaware and shall have the authority to execute, acknowledge and deliver instruments and do any and all things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose and for the protection and benefit of the JV.

2.4      MEMBERS.  The names and addresses of the Members are as follows:

               Name                                          Address

               GameTech International, Inc.               Suite 113-114
                                                          2209 W 1st Street
                                                          Tempe, Arizona
                                                          85281-7245


               The Satellite Bingo Network (US) Inc.      Suite 113
                                                          2209 W 1st Street
                                                          Tempe, Arizona
                                                          85281-7245


2.5 FISCAL YEAR. The fiscal year of the JV (the "Fiscal Year") shall end on October 31 of each year.

2.6 LIABILITY OF MEMBERS. Neither the Members nor Managers shall have any liability for the debts, obligations and liabilities of the JV, except to the extent expressly provided in the Delaware Act.

2.7 RESTRICTIONS ON TRANSFER. No Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its interest in the JV without the prior written consent of the other Member in its sole discretion except to transfer all or any part of its interests to another direct or indirect parent or wholly-owned subsidiary of such Member so long as the transferring Member shall, as between the Members, retain liability for such transferee hereunder. Any purported sale, assignment, transfer or other disposition of all or any part of an interest in the JV without such prior written consent shall be null and void and of no force and effect.

2.8 ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS. No substitute or additional members shall be admitted to the JV without prior written consent of the other Members.


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ARTICLE 3
OPERATION OF THE JOINT VENTURE

3.1 JV GAMES. The JV will develop, operate, manage, market and sell JV Games to be delivered via satellite transmission or other means utilizing the TSBN Operating System to Bingo Halls worldwide (excepting Washington State and Canada) subject to Section 3.3 hereof.

3.2 REVENUES. The JV Games will distribute a percentage of gross receipts as prize winnings.

3.3 TERRITORY. The JV will not market or sell the JV Games for use in Bingo Halls within the State of Washington for a period of one year from the first operation of the Washington game.

3.4      TSBN OPERATING SYSTEM LICENSE

         (a) GRANT OF LICENSE. Subject to the terms and conditions set forth in this Agreement, TSBN hereby GRANTS TO THE JV AN exclusive license, with rights to sublicense, to make, use, sell, offer, copy, modify, edit, distribute and import TSBN operating System, and to create derivative works therefrom, in the world (except Washington State and Canada) during the Term for purposes of developing, operating and marketing JV Games to be delivered via satellite transmission or other means to Bingo Halls. JV shall not compile, recompile, decompile, dissemble or reverse engineer the TSBN Operating System without the prior written consent of TSBN.

         (b) LICENSE FEE. JV shall pay TSBN six (6) percent of all net revenues to an annual maximum of Seven Hundred and Fifty Thousand Dollars US (US$750,000.00) generated in connection with developing, operating, marketing and selling JV Games to be delivered via satellite transmission or other means to Bingo Halls. The license fee shall be earned by TSBN from the first operating date of the JV's first satellite transmission but these fees will be accrued and not paid until the expiration of the first six months of the JV's first satellite transmission.

         (c)     OWNERSHIP AND NONDISCLOSURE.

                 1      TSBN shall at all times be the owner of the TSBN
                 Operating System. TSBN shall own any and all improvements, modifications, alterations, and enhancements to the TSBN Operating System, or derivative works therefrom, and all proprietary information, trade secrets and other related rights and interests developed thereto (the improvements) as completed by TSBN.

                 2      The JV shall own any and all improvements,
                 modifications, alterations, and enhancements to the TSBN Operating System, or derivative works therefrom, and all proprietary information, trade secrets and other related rights and interests developed thereto (the "Improvements") as completed by the JV.

                 3      TSBN shall disclose the TSBN Operating System to the
                 JV subject to Section 7.1. Additionally, JV shall not cause or permit disclosure, copying, display, loan, publication, transfer of possession (whether by sale, exchange, gift, operating, of law or otherwise), or other dissemination of the TSBN Operating System, in whole or in part, to any third party, without the prior written consent of TSBN.

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         (d)     WARRANTY. TSBN hereby represents and warrants that it has
         full legal title to the TSBN Operating System, free and clear of all liens and encumbrances, and further, that TSBN has all consents or approvals required to operate and license the TSBN Operating System as contemplated herein. TSBN hereby represents that TSBN will be responsible for it's cost to defend any claims against their title to the TSBN Operating System.

3.5 NON COMPETITION WITH JV. Subject to section 3.3 hereof, during the Term of the JV and for a period of two (2) years thereafter, other than through its interest in the JV, neither Member shall engage, hold or own any interest in, in either case, directly or indirectly, any other venture of any nature which develops, manages, operates, markets, sells or is otherwise engaged in the delivery of JV Games to Bingo Halls worldwide by means of satellite transmission or other means (excepting the TSBN involvement in Washington State or Canada).

3.6      MEMBER OBLIGATIONS.

         (a)     TSBN shall:

                 1     develop and implement such alterations, Improvements
                 and other changes as necessary to implement the TSBN Operating System for use by the JV as contemplated in
                 Section 2.3 hereof;

                 2     develop a marketing proposal for presentation to Bingo
                 Halls identified by GTI as potential locations for operation of the JV Games;

                 3     assist GTI in final marketing of JV Games to interested
                 Bingo Halls;

                 4     manage, supervise and oversee the set-up,
                 implementation and ongoing operation of JV Games; and

                 5     provide JV Games operations training for staff and
                 administration at Bingo Halls participating in JV Games.

                 6     provide corporate guarantees if required for purposes
                 of financing the joint venture businesses.

         (b)     GTI shall:

                 1     identify, screen and solicit potential Bingo Halls;

                 2     arrange adequate financing and/or capital to initiate
                 operations and ongoing development of the JV Games.

                 3     provide corporate guarantees if required for purposes
                 of financing the joint venture businesses.

3.7 FINANCING FEES. GTI will receive a fee equal to five (5) percent of the total financing arranged for joint venture projects that cannot be secured within the joint venture.

3.8 WITHDRAWL OF MEMBER. Subject to Section 6.2 hereof, a Member may not withdraw from the JV.


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ARTICLE 4
CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS


4.1 PERCENTAGE INTERESTS. The "Percentage Interests" of the Members in the JV are as follows:

                                                   Percentage
                      Member                       Interest

                      GTI                          50%

                      TSBN                         50%

4.2 ALLOCATION OF NET PROFITS AND NET LOSSES. The Net Profits and Net Losses of the JV for each fiscal year (or other period) shall be allocated to the Capital Account (as defined herein) of each Member pro-rata based on Percentage Interests, or as set forth on
         Exhibit 1.0 hereto in the event any Member transfers its interest in accordance with the terms of this Agreement.

4.3 INITIAL CAPITAL CONTRIBUTIONS. The initial capital contribution of each Member to the JV shall be US $50,000.00.

4.4 CAPITAL ACCOUNT. There shall be established for each Member on the books of the JV a capital account (a "Capital Account"). The Capital Account of a Member shall be managed as set forth on Exhibit 1.0 hereto, which is incorporated by reference into this Agreement and made a part hereof.

4.5 EXPENSES. The gross receipts of the JV, less any reserves established by the Management Committee with respect to any fiscal quarter, shall be used as follows: first, to be paid out as prize winnings and hall proceeds, second, to pay Third Party Expenses incurred in such fiscal quarter or non third party JV expenses approved by the Management Committee; third, to repay loans fourth, to pay royalties owing by the JV pursuant to the TSBN License Fee; and fifth, to pay to the Members the Reimbursable Expenses incurred by each in such fiscal quarter; provided, however, that to the extent that the JV fails to pay the full amount of the Reimbursable Expenses incurred in such fiscal quarter.

                 (a) the payments to GTI and TSBN in respect of Reimbursable Expenses will be made in proportion to the relative amounts of Reimbursable Expenses incurred by each in such fiscal quarter and

                 (b) any remaining amounts of Reimbursable Expenses will be carried forward and become payable as an additional Reimbursable Expense in the next succeed fiscal quarter.

4.6 DISTRIBUTIONS. Net cash Flow (as referred in Exhibit 1.0) will be distributed to the Members in accordance with their respective interests.


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4.7      LIABILITIES. Liabilities shall be determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the Management Committee, in its sole discretion, may provide reserves for estimated accrued expenses, liabilities or contingencies, whether or not in accordance with generally accepted accounting principles.

4.8 LIMITATION OF DISTRIBUTIONS. Distributions are subject to the provision by the Management Committee for:

         (a)     all Company liabilities in accordance with the Delaware
                 Act and

         (b)     reserves for liabilities taken in accordance with Section
         4.7 hereof. The unused portion of any reserve shall be distributed, as determined by the Management Committee, after the Management Committee has determined that the need therefor has ceased.

4.9 ALLOCATION OF INCOME AND LOSS FOR TAX PURPOSES. The JV's ordinary income and losses, capital gains and losses and other items as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members as set forth in Exhibit
         1.0 hereto.

4.10 DETERMINATION BY THE MANAGEMENT COMMITTEE OF CERTAIN MATTERS. All matters concerning valuations and the allocation of taxable income, deductions, credits, Net Profits and Net Losses among the Members, including taxes thereon, not expressly provided for by the terms of this Agreement shall be allocated to the Members in accordance with their percentage interests.

4.11 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the JV Members shall be treated as amounts distributed to the JV Members pursuant to this Section 4 for all purposes under this Agreement. The JV Members Management Committee is authorized to withhold from distributions, or with respect to allocations, to the JV Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law and any such amounts shall allocate to the Members with respect to which such amounts were withheld.


ARTICLE 5
MANAGEMENT OF THE JV

5.1      MANAGEMENT OF THE JV.

         (a) Management Committee. The business and affairs of the JV shall be governed in all respects by a committee composed of six people, three of whom shall be appointed by TSBN, three of whom shall be appointed by GTI (the "Management Committee"). The Management Committee shall be responsible for formulating the policy of the JV and authorizing all material decisions regarding its operations, including decisions regarding material capital expenditures and investments.


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         (b)     Meetings.

                 1     The Management Committee shall meet at least once every
                 fiscal quarter or more frequently as appropriate. Management Committee meetings may be held in person, by telephone conference or by use of similar communications equipment. Any action required or permitted to be taken by the Management Committee may be taken without a meeting if all of the members of the Management Committee consent thereto in writing.

                 2     Special meetings of the Management Committee may be
                 held upon the call of any member of the Management Committee for any purpose. Written notice of each regular and special meeting shall be sent to each member of the Management Committee not less than forty-eight hours before such meeting. Notice of any meeting need not be given to any member of the Management Committee who shall submit, either before or after the meeting, a signed waiver of notice or who shall attend the meeting.

          (c) Term of Members. Each member of the Management Committee shall hold office until death, resignation, retirement or removal by the Member that appointed such person to the Management Committee. If a vacancy shall occur in the Management Committee, the Member that appointed such vacating member of the Management Committee may appoint his or her successor by giving written notice thereof to the other Member and the Management Committee. Similarly, if either Member desires to replace its appointee, such Member may remove and replace such appointee at any time by giving written notice thereof to the other Member and the Management Committee.

          (d) Compensation. Members of the Management Committee shall not receive any salaries, fees or other compensation or expense reimbursement from the JV in respect of their service on the Management Committee. Any such compensation and reimbursement shall be the obligation of the Member designating the particular member of the Management Committee.

          (e) Quorum. The presence, by proxy, in person or by telephone or by use of similar communications equipment, at any regular or special meeting of the Management Committee, of at least two members of the Management Committee appointed by each Member shall be necessary to constitute a quorum.

          (f) Vote. Each member of the Management Committee shall have one vote.

5.2 ACTIONS OF MANAGEMENT COMMITTEE. At any meeting at which a quorum is present, the Management Committee shall act, except as otherwise provided herein, upon the majority vote of the Management Committee, provided that such majority includes at least one member of the Management Committee appointed by each Member, and such action shall be binding upon the Members and the JV.

5.3 UNANIMOUS CONSENT MATTERS. The JV shall not, and the Management Committee shall not cause the JV to take any of the following actions without the unanimous consent in favor thereof:

          (a)    amend, modify or waive any provision of this Agreement;


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          (b)    sell, transfer or encumber all or a material portion of the assets of the JV or cause the JV to merge or consolidate with any other person or entity;

          (c) admit any additional members or issue any additional interests in the JV;

          (d) acquire, by purchase, lease or otherwise, any real property or construct any capital improvements (including tenant improvements) thereon;

          (e) obtain, increase, modify, consolidate or extend any loan, whether secured or unsecured;

          (f) sell, assign, convey or otherwise transfer or dispose of any JV asset, except in the ordinary course of the JV's business;

          (g) enter into a joint venture, partnership or similar arrangement with any person or entity other than sales, distribution and license agreements entered into in the ordinary course of business of the JV;

          (h) enter into any transaction with, or make or incur any obligation to make any payment to, a Member or any affiliate of a Member, other than as contemplated in this Agreement;

          (i) reorganize, consolidate or restructure the JV or register any securities in the JV pursuant to any provision of any applicable securities laws;

          (j) file a petition in voluntary bankruptcy or make an assignment for the benefit of creditors or consent to the appointment of a receiver or receivers of all or any substantial part of the property of the JV; or file a petition or answer seeking reorganization under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state;

          (k) call upon the Members for any additional contribution of capital; and

          (l)    offer the JV games in Washington State or Canada

5.4 RESOLUTION OF DEADLOCK. In the event that there is a dispute as to a decision requiring unanimous consent under Section 5.3 hereof, or, if the Management Committee cannot break a deadlock on a decision not requiring unanimous consent, the matter will be deemed to be a no action item until either unanimous consent (for items requiring unanimous consent) or a majority decision can be reached.


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5.5          MANAGEMENT. The day to day business affairs of the JV shall be managed by one or more managers (the "Managers"). The initial Managers shall be Alistair Milne, Bob Cowan and Gary Held. Successor Managers shall be elected by the affirmative vote of a majority of the Management Committee. The Managers shall serve until their respective successors are elected and qualified. At a meeting called expressly for that purpose, a Manager may be removed with or without cause by affirmative vote of a majority of the Management Committee. Except as reserved to the Management Committee or the Members under this Agreement or by appropriate action of the Management Committee or the Members, each Manager shall have the full and complete authority, power and discretion to make all decisions concerning the business affairs and properties of the JV, with the following items to be approved by the management committee:

                    contracts or agreements extending for o term of more than one year.

                    contracts or agreements for amounts greater than $100,000.00 annual budgets

                    capital budget

ARTICLE 6
TERM AND TERMINATION

6.1 TERM. The JV shall continue to operate for an initial term of Five (5) years, subject to earlier termination as set forth herein (the "Initial Term"). Unless either Member exercises its right to terminate after the Initial Term, as set forth below, the JV shall continue to operate for additional Five (5) year terms ("Additional Terms"). Each Additional Term shall automatically renew, unless terminated as set forth below.

6.2 TERMINATION: The JV shall be dissolved and the Term terminate upon the earlier of:

             (a) at the election of either Member if the other Member breaches any of its material obligations under this Agreement and fails to cure such breach within 30 days of receipt of notice from the other Member of such breach;

             (b) at the election of either Member upon 90 day's written notice prior to the end of the Initial Term or any Additional Term;

             (c) upon the bankruptcy or dissolution of either Member unless the business of the JV is continued by the consent of the remaining Member within 90 days following the occurrence of any such event;

             (d) the entry of a decree of dissolution under 18-802 of the Delaware Act; or

             (e) if no JV Games have commenced within one year of the date of this Agreement

             (f)        the written agreement of both Members.

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6.3          DISSOLUTION

             (a) Upon dissolution, an accounting shall be made by the Accountants of the accounts of the JV and of the JV's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Members shall immediately proceed to wind up the affairs of the JV.

             (b) If the JV is dissolved and its affairs are to be wound up, the Members shall (i) sell or otherwise liquidate all the JV's assets as promptly as practicable (except to the extent the Members unanimously may determine to distribute any assets to the Members in kind), (ii) allocate any Profits and Losses resulting from such sales to the Member's Capital Accounts in accordance with Exhibit 1.0 hereof, (iii) discharge all liabilities of the JV, including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (iv) establish such reserves as determined by the Management Committee to provide for contingent liabilities of the JV and (v) distribute all remaining cash and assets of the JV to the Members in accordance with their Capital Accounts. Any amounts withheld as reserves but not ultimately required to discharge liabilities of the JV shall be distributed to the Members as promptly as possible. Distributions to the Members shall be made in accordance with the time requirements set forth in Regulations 1.704-1 (b)(2)(ii)(b)(2).

             (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations 1.704-1 (b)(2)(ii)(g), if any member has a negative deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during within the meaning of Regulations 1.704-1 (b)(2)(ii)(g), such Member shall have no obligation to make any contribution to the capital of the JV, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the JV, another Member or to any other person for any purpose whatsoever.

             (d) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Delaware Secretary of State. Upon completion of the winding up, liquidation and distribution of the assets and filing of the Certificate of Cancellation, the existence of the JV shall be terminated.

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ARTICLE 7
MISCELLANEOUS

7.1 CONFIDENTIALITY. Each Member agrees that it shall not, directly or indirectly, without the prior written consent of the other Member, use for its own benefit (except as a Member) or disclose to any person any information, trade secrets, confidential customer information, patents, patent rights, technical data, or know-how relating to the products, processes, methods, equipment, or business practices of the JV or the other Member hereto, except
             (a) to the extent the member can clearly show any of the foregoing is, or becomes, available to the public other than as a result of disclosure by such Member or any of its affiliates or the directors, officers, employees, agents, advisors, and controlling persons of it or any of its affiliates, (b) as may be required by law, (c) as either Member may disclose to its business, financial and legal advisors (under confidentiality agreements, as appropriate or necessary), or (d) to the extent the Member can clearly show any of the foregoing is received by such Member in a non-confidential manner from a third party having the right to disclose such information, or was already in such Member's possession prior to negotiations related to this Agreement. If either Member is required by applicable law or regulation or by legal process to disclose any of the foregoing, it will provide the other Member with prompt notice thereof, to the extent practicable under the circumstances, to enable it to seek an appropriate protective order. In the event the JV is dissolved, each Member shall return to the other Member all confidential documents (and all copies thereof) in its possession, or will certify to the other that all such documents not returned have been destroyed. This confidentiality provision shall survive the expiration or termination of this Agreement for any reason.


7.2 PUBLIC ANNOUNCEMENTS. Except as may otherwise be required by law, neither Member shall make any public announcement with respect to the JV or any of the transactions contemplated by this Agreement or the agreements entered into in connection herewith without the prior consent of the other Member.


7.3 AFFILIATE TRANSACTIONS. Other then those contemplated in this Agreement, the Members shall not cause or permit the JV to enter into any agreement or arrangement with a Member or any affiliate thereof, other than on commercially reasonable terms, at least as favorable to the JV as could be available with a third party in an arms length transaction.


7.4 BOOKS AND RECORDS. The books and records of the JV shall be maintained by the Manager at the principal offices of the JV.
             Each Member shall have the right to inspect, audit and copy said books and records upon reasonable notice and at reasonable times. Within forty-five (45) days after the close of each fiscal quarter the Manager shall provide each Member with a balance sheet, income statement and statement of sources and uses of cash for the quarter then ended, together with a comparison of actual and budgeted results. Within ninety (90) days following the end of each fiscal year, the Manager shall provide each Member with audited statements for the year then ended, together with a comparison of actual and budgeted results. The Manager shall provide the Members with such additional reports and information relating to the JV as the Members may reasonably request from time to time in writing.

7.5 TAX MATTERS: Accountants. The accountants for the JV shall be such accounting firm ("Accountants") as the Management Committee shall determine. All tax returns of the JV shall be prepared by the Accountants. As soon as practicable after the end of each year, the Manager or the Accountants shall provide both Members with all information necessary to complete the income tax returns for the JV and the Member's taxable income or loss, deductions, and other items relating to the operating results of the JV. The Manager or the Accountants shall cause to be prepared, at the JV's expense, and shall cause to be timely filed all income tax returns fo the JV and shall furnish a copy thereof to each Member promptly after the filing thereof. The Members intend that the JV be treated as a partnership for Federal income tax purposes. GTI shall be designated to act as the "Tax Matters Partner" within the meaning of
         Section 623(1)(a)(7) of the Code. GTI shall promptly provide TSBN with copies of all notices, statements or other communciations to or from government taxing authorities and shall keep TSBN fully informed as to all audits, assessments or other actions of government tax authorities.

7.6 BENEFITS OF AGREEMENT. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the JV or of any Member.

7.7 INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

7.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpetation of this Ageement.

7.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original, and all of which shall together constitute but one and the same instrument.

7.10 NOTICES. All notices or other communications relating to this Agreement shall be in writing (and shall be deemed to have been duly given upon receipt) by personal delivery, facsimile transmission or by registered, certified or express mail, postage prepaid, addressed as set forth in Section 2.4 hereof. Any party may change the address to which such notices are to be sent by giving written notice of such change in the manner provided herein for giving, notice.

7.11 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

7.12 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of it shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement. The appointing authority shall be the American Arbitration Association. The number of arbitrators shall be one.

7.13 AMENDMENTS. This Agreement may be amended only by unanimous written consent of the Members of the JV.

IN WITNESS WHEREOF, the undersigned have duly excuted this Joint Venture and Limited Liability Company Agreement as of the date first written above.

MEMBERS:

GAMETECH INTERNATIONAL, INC.



By: /s/ (Illegible)                    /s/ (Illegible)
   ------------------------------      ------------------------------
Name:
Title:



THE SATELLITE BINGO NETWORK (US) INC.



By: /s/ (Illegible)                    /s/ (Illegible)
    -----------------------------      ------------------------------
Name:
Title:

                                  EXHIBIT 1.0

               DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

1 DISTRIBUTION OF NET CASH FLOW. Except in connection with the dissolution of the JV, in which case all distributions shall be made in accordance with Section 6.3 of the Agreement, distributions of Net Cash Flow shall be made to the Members no less often than annually in accordance with the Members' respective Percentage Interests.

2 DEFINITION OF NET CASH FLOW. "Net Cash Flow" of the JV shall be computed by deducting from the net revenues received by the JV from all sources: (i) all operating expenses of the JV, including management fees (if any), Third party expenses, royalties owing under the TSBN license, reimbursable expenses further to Section
         4.5 hereof, taxes, and insurance premiums, but excluding depreciation and amortization allowances, (ii) interest and principal payments on indebtedness of the JV (including advances by Members), (iii) proceeds from borrowing or proceeds from the sale, exchange or other disposition of JV assets, (iv) additions to reserves, (v) all cash expenditures for fixed asset additions, improvements and replacements, (vi) capital contributions, and
         (vii) any other amounts that the Members unanimously determine, in their sole discretion, shall be retained for investment in the JV business.

3 LIABILITY OF MEMBER FOR RETURN OF DISTRIBUTION. Each Member understands that if it receives cash or other property in violation of 18-607 of the Delaware Act, it may be liable to the JV for the return of such amount pursuant to such Section.

4 METHOD OF ACCOUNTING. The JV books shall be kept in such manner and by using Generally Accepted Accounting Principles of the US.

5 MAINTENANCE OF CAPITAL ACCOUNTS. There shall be established for each Member on the books and records of the JV and account (a "Capital Account"), which shall initially be zero and which shall be adjusted as follows:

         (a) the amount of the Capital Contribution made to the JV by each Member as set forth on Section 4.3 to the Agreement shall be credited to the Capital Account of such Member;

         (b) the amount of any cash and the fair market value of any property distributed or deemed distributed pursuant to Section 1 hereof by the JV to each Member shall be debited against the Capital Account of such Member; and

         (c) the Profits and Losses of the JV (and the items entering into the determination thereof) allocated to each Member pursuant to Section 4.2 of the Agreement shall be credited to, and debited against, respectively, the Capital Account of such Member.

         (d) The provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with the applicable Regulations under Code 704 and to provide for allocations which have "substantial economic effect" within the meaning of those Regulations or, in the case of allocations attributable to nonrecourse indebtedness, which are deemed pursuant to those Regulations to be in accordance with each Member's interest in the JV. The provisions of this Agreement shall be interpreted and applied in a manner consistent with this intention.

6 ALLOCATION OF PROFITS AND LOSSES. Subject to the provisions of Sections 7 and 8 hereto and Section 4.2 of the Agreement. Profits and Losses shall be allocated to the Members in accordance with their Percentage Interests.

7 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

         (a) Except as otherwise provided in Regulations 1.704-2(f), notwithstanding any other provision of this Exhibit 1.0, if there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of JV income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Minimum Gain, determined in accordance with Regulations 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so to be allocated shall be determined in accordance with Regulations 1.704-2(f)(6) and 1.704-2(j)(2). This subsection is intended to comply with the minimum gain chargeback requirement in Regulations 1.704-2(f) and shall be interpreted consistently therewith.

         (b) Except as otherwise provided in Regulations 1.704-2(i)(4), notwithstanding any other provision of this Exhibit 1.0, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations 1.704-2(i)(5), shall be specially allocated items of JV income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse debt determined in accordance with Regulations 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations 1.704-2(i)(4) and 1.704-2(j)(2). This subsection is intended to comply with the minimum gain chargeback requirement in Regulations 1.704-2(i)(4) and shall be interpreted consistently therewith.

         (c) In the event any Member, in such capacity, unexpectedly receives any adjustments, allocations or distributions described in Regulation 1.704-1(b)(2)(ii)(d)(4) (regarding depletion deductions), 1.704-1(b)(2)(ii)(d)(5) (regarding certain mandatory allocations under Regulations regarding family partnerships, the so called varying interest rules, or certain in-kind distributions), or 1.704-1(b)(2)(ii)(d)(6) (regarding certain distributions to the extent they exceed certain expected offsetting increase in a Member's Capital Account), items of the JV's income and gain shall be specially allocated to such Members in an amount and a manner sufficient to eliminate to the extent required by the Regulations, as quickly as possible, the Adjusted Capital Account Deficit of such Member.

         (d) Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with their Percentage Interests.

         (e) Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations 1.107-2(i)(1).

         (f) To the extent an adjustment to the adjusted tax basis of any JV asset pursuant to Code 734(b) or 743(b) is required to be taken into account pursuant to Regulations 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the JV if Regulations 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Regulations 1.704-1(b)(iv)(m)(4) applies.

8 OTHER ALLOCATIONS RULES. In accordance with Code 704(c) and the applicable Regulations issued thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the JV, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the JV for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any JV property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code 740(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this section 8 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

9        ALLOCATIONS AND DISTRIBUTIONS WITH RESPECT TO TRANSFERRED
         INTERESTS. If any transfer of an interest in the JV permitted by this Agreement occurs during a fiscal year (whether or not the assignee is admitted as a substituted Member), then all allocations of Profits and Losses attributable to the transferred interest for such year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using any convention or method of allocation selected by the Member which is then permitted under Code Section 706 and the regulations promulgated thereunder. All distributions of Net Cash Flow made prior to the effective date of any such transfer shall be made to the transferor and any such distributions made after the effective date of such transfer shall be made to the transferee.

10 DEFINITIONS. The capitalized terms used in this Exhibit 1.0 and not defined elsewhere herein or in the Agreement shall have the meanings as defined in the provision referenced below, where such term appears in boldface print.

         (a) "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (1) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations 1.704-2(g)(1) and 1.704-2(i)(5): and

                 (2) Debit to such Capital Account the items described in Regulations 1.704-1(b)(ii)(d)(4). 1.704-1(b)(2)(ii)(d)(5)
                 and 1.7041(b)(2)(ii)(d)(6).

                 (3) The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

         (b) "Capital Account" means the account established and maintained for each Member pursuant to Section 4.4 of the Agreement.

         (c) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

         (d) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                 (1) The initial Gross Asset Value of any asset contributed by a Member to the JV shall be the fair market value of such asset as of the date of contribution as determined and mutually agreed upon by the contributing Member and the JV;

                 (2) The Gross Asset Value of all JV assets shall be adjusted to equal their respective fair market values, as determined by the Members, as of the following times: (a) the acquisition of an additional interest in the IV by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the JV to a Member of more than a de minimis amount of JV property as consideration for any interest in the JV if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the JV; and (c) the liquidation of the JV within the meaning of Regulations 1.704-1 (b)(2)(ii)(g);

                 (3) The Gross Asset Value of any JV asset distributed to any Member shall be the fair Market value of such asset on the date of distribution; and

                 (4) The Gross Asset Values of JV assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations 1.704-1(b)(2)(iv)(m) and Section 4.4 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (4) to the extent the Members determine that an adjustment pursuant to subsection
                 (2) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4).

                 (5) If the Gross Asset Value of an asset has been determined or adjusted pursuant to (1), (2) or (4) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for the purposes of computing Profits and Losses.

         (e) "Minimum Gain" has the meaning set forth in Regulations 1.704-2(b)(2) and 1.704-2(d).

         (f) "Nonrecouse Deductions" has the meaning set forth in Regulations 1.704-2(b)(1).

         (g) "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the JV's taxable income or loss for such Fiscal Year, determined in accordance with Code 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code 730(a)(1) shall be included in taxable income or loss), with the following adjustments:

                 (1) Any income of the JV that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

                 (2) Any expenditures of the JV described in Code 705(a)(2)(B) or treated as Code 705(a)(2)(B) expenditures pursuant to Regulations 1.704(b)(2)(iv)(/1, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                 (3) In the event the Gross Asset Value of any asset is adjusted pursuant to subsections 10 d(2) or (3) of the definition of Gross Asset Value contained in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                 (4) Gain or loss resulting from any disposition of JV property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the JV property disposed of, notwithstanding that the adjusted tax basis of such JV property differs from its Gross Asset Value;

                 (5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Gross Asset Value contained in this Agreement;

                 (6) To the extent an adjustment to the adjusted tax basis of any JV asset pursuant to Code 734(b) or Code 743(b) is required pursuant to Regulations 1.704-1 (b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the JV, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                 (7) Notwithstanding any other provision of this definition of Profits and Losses any items which are specially allocated pursuant to Section 7 hereof shall not be taken into account in computing Profits or Losses.

                 (8) The amounts of the items of JV income, gain, loss or deduction available to be specially allocated pursuant to
                 Section 7 hereof shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

         (h) "Regulations" means the temporary and final Treasury Regulations issued under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).